Exhibit 99.1

The First Bancorp Moves to Virtual-only Annual Shareholder Meeting For 2020

DAMARISCOTTA, ME, April 8, 2020 - Today, the Board of Directors of The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, approved procedures and announced that the 2020 annual meeting of shareholders will be held virtually beginning at 11:00 a.m., Eastern time, on Wednesday, April 29, 2020. Tony C. McKim, President and CEO, noted that “In light of the coronavirus (COVID-19) outbreak, for the safety of all concerned, including our shareholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the 2020 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting.”
Shareholders of record as of the February 19, 2020 record date may attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.
Access to the Meeting:  Our Annual Meeting can be accessed virtually at: www.virtualshareholdermeeting.com/FNLC2020. The link will be available beginning on April 17, 2020. To participate (e.g., submit questions and/or vote), shareholders will need the control number provided on their proxy card, voting instruction form or Notice. Only one shareholder per control number can access the meeting. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate. If you are a registered shareholder without your control number please contact Carrie Warren, Corporate Secretary at 207-563-3195 x2011 by Sunday, April 26, 2020 to inquire how to obtain your control number If you hold shares through a brokerage account, you will need to contact your broker to obtain your control number.

How to Ask Questions: Shareholders as of the record date who attend and participate in our virtual Annual Meeting at www.virtualshareholdermeeting.com/FNLC2020 will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Shareholders must have available the control number provided on their proxy card, voting instruction form or Notice in order to submit questions during the meeting. Should a shareholder wish to submit a question prior to the meeting, please email the question to Carrie Warren, Corporate Secretary at Carrie.Warren@thefirst.com by Sunday, April 26, 2020. During the meeting, we will answer as many questions that are submitted online by shareholders (whether prior to or during the portion of the meeting when questions may be submitted) as time permits. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.